Exhibit (d)(11)(x)

EQ ADVISORS TRUST

AMENDMENT NO. 1

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement dated as of May 1, 2009 between AXA Equitable Life Insurance Company, a New York stock life insurance corporation (“AXA Equitable” or “Manager”) and Evergreen Investment Management Company, LLC (“Evergreen”), a limited liability company organized under the laws of the State of Delaware, and First International Advisors, LLC d/b/a/ Evergreen International Advisors, a Delaware limited liability company (“Evergreen International” and together with Evergreen, the “Advisers”).

AXA Equitable and the Advisers agree to modify the Investment Advisory Agreement dated as of January 8, 2009 (“Agreement”) relating to the EQ/Evergreen International Bond Portfolio (“Portfolio”) of EQ Advisors Trust (“Trust”) as follows:

1. Name Change. The name of the EQ/Evergreen International Bond Portfolio is changed to EQ/Global Bond PLUS Portfolio.

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Advisers as the investment advisers to an allocated Portion of the Portfolio.

3. Appendix A. Appendix A to the Agreement setting forth the Portfolio of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser with respect to the Portfolio is hereby replaced in its entirety by Appendix A attached hereto.

4. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE LIFE INSURANCE COMPANY		EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

By:	/s/ Steven M. Joenk Steven M. Joenk Senior Vice President	By:	/s/ Pamela Rose
FIRST INTERNATIONAL ADVISORS, LLC d/b/a Evergreen International Advisors
		By:	/s/ Peter Wilson

APPENDIX A

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

EVERGREEN INVESTMENT MANAGEMENT COMPANY, LLC

FIRST INTERNATIONAL ADVISORS, LTD

(d/b/a Evergreen International Advisors)

Portfolio	Annual Advisory Fee
EQ/Evergreen International Bond Portfolio*	0.30% of the Portfolio’s average daily net assets up to $100 million; 0.20% of the Portfolio’s average daily net assets in excess of $100 million and up to and including $150 million; and 0.15% of the Portfolio’s average daily net assets in excess of $150 million.

*	This Portfolio has been designated a “multi-adviser portfolio” and Evergreen Investment Management Company, LLC and First International Advisors, Ltd. (d/b/a Evergreen International Advisors) receive a fee based on a discrete portion of the Portfolio’s assets that have been allocated to it by the Manager.

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